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D&E COMMUNICATIONS, INC.                                            NEWS RELEASE

FOR IMMEDIATE RELEASE                                               May 1, 2002

                D&E Communications Reports First Quarter Results

Ephrata, Pennsylvania - D&E Communications, Inc. ("D&E") (Nasdaq: DECC), a leading provider of integrated communications services in south central Pennsylvania, today announced the following operating results:

                                                             First Quarter
                                                              (Unaudited)
                                                (in thousands except per share data)
                                                   2002             2001       Change
                                                   ----             ----       ------

         Operating Revenues                       $19,604       $18,155      +    8.0%
         Operating Income                             232            88      +  163.7%
         EBITDA  (1)                                4,116         3,616      +   13.8%
         Net Loss                                    (808)       (2,694)     +   70.0%
         Basic and Diluted Earnings
            (Loss) per Common Share                 ($0.11)      ($0.36)     +   69.4%

         (1) EBITDA is defined as operating income plus depreciation and amortization.


G. William Ruhl, D&E CEO remarked, "We are pleased with our solid revenue growth despite the general economic slowdown. Our revenue growth and cost containment measures in all of our business segments, resulted in our improved EBITDA".


OTHER MATTERS

On April 1, 2002, D&E completed the sale of its investment in PCS ONE, which has been reported as a discontinued segment. In accordance with Generally Accepted Accounting Principles, the results of our discontinued wireless segment are not included in our results of operations for the quarter ended March 31, 2002. In the corresponding quarter in 2001, D&E's net loss included a loss of $1.4 million from the wireless services segment. In addition, our share of losses from our European investments declined from a loss of $1.3 million in the first quarter of 2001 to a loss of $0.5 million in the quarter ended March 31, 2002.

SEGMENT RESULTS

Total RLEC revenues grew 3.3% to $11.5 million in the first quarter of 2002, from $11.1 million in the same period last year. Local telephone service revenues increased 13.9% to $3.3 million in the first quarter of 2002, driven by access line growth and a rate increase effective December 1, 2001. RLEC network access revenues decreased 3.0% to $5.7 million in the quarter, from $5.9 million recorded in the same period last year, as a result of lower call volumes and a decrease in certain rate elements of access revenues. RLEC operating income increased 2.7% to $2.3 million for the quarter from $2.2 million in the same period last year.
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Total CLEC revenues grew 23.6% for the first quarter of 2002 to approximately
$1.8 million from approximately $1.5 million in the same period last year, driven by new customer additions. Operating expenses increased $0.5 million to $2.7 million over the same period, and operating income declined 0.7% to a 48.3% loss in the first quarter of 2002 compared to a 47.6% loss in the same period last year. CLEC operating loss increased to approximately $0.9 million for the quarter ended March 31, 2002, from approximately $0.7 million in the same period last year, due to increased operating expenses relating to commencement of operations in our Harrisburg, PA market.


The Internet Services unit reported $0.8 million in revenues for the first quarter of 2002, more than double the revenue of $0.3 million in the same period of last year. Increases in the subscriber base contributed to revenue growth, adding 1,372 dial up access and 273 DSL customers during the first quarter of 2002, and 7,176 dial up access and 1,364 DSL customers since the first quarter of 2001. Internet Services operating loss decreased to 53.0% to approximately $0.3 million in the first quarter of 2002 from approximately $0.7 million in the same period last year.

Systems Integration revenues declined 4.0% to $5.5 million from the first quarter 2001. The decrease was related to discontinuation of a software fee income agreement with a vendor. Further, we believe the decrease relates to the effects of a slowing economy and reductions in customer spending for communications related infrastructure and consulting services. Systems Integration operating loss decreased to $0.7 million in the first quarter of 2002 from $0.8 million in the same period last year.

SELECTED OPERATING STATISTICS

                                           March 31     December 31
                                             2002           2001       Change
                                           --------     -----------    ------
RLEC Lines                                   62,104        61,961     +  0.2%
CLEC Lines                                    8,420         7,535     + 11.7%
Dial-up Subscribers                          11,533        10,161     + 13.5%
DSL Subscribers                               2,482         2,209     + 12.4%
Web Hosting Customers                           515           447     + 15.2%

PENDING ACQUISITION OF CONESTOGA ENTERPRISES, INC.

As previously reported, on November 21, 2001, D&E agreed to acquire Conestoga Enterprises, Inc., a neighboring rural local exchange carrier providing integrated communications services throughout the eastern half of Pennsylvania. Completion of the merger is subject to approval by both D&E's and Conestoga's shareholders and other customary closing conditions. All regulatory approvals for the merger have been received, including the Federal Communications Commission's consent to the merger, which has become final and non-appealable. Assuming we obtain the approvals of D&E's and Conestoga's shareholders at their respective shareholders meetings scheduled for May 23, 2002, we expect to complete the acquisition promptly thereafter.

D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout south central Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with integrated voice and data network solutions.
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This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding the acquisition of Conestoga Enterprises, Inc. and financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business and the benefits of the Conestoga acquisition, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the timely completion of the Conestoga merger; the risk that Conestoga's business will not be successfully integrated into D & E; the costs related to the transaction; the significant indebtedness of the combined company; the risk that anticipated synergies of the merger will not be obtained; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E and Conestoga filed an amended registration statement on Form S-4 with the Securities and Exchange Commission on April 23, 2002. This registration was declared effective on April 24, 2002. Investors and security holders may obtain a free copy of the registration statement at the Commission's web site at www.sec.gov. The documents filed with the Commission by D&E may also be obtained for free from D&E by directing a request to D&E, 124 East Main Street, Ephrata, Pennsylvania 17522, Attn: Investor Relations. Certain of these documents may also be accessed on D&E's web site at www.decommunications.com when they become available.

THE REGISTRATION STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS SHOULD BE READ CAREFULLY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.